Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of June 28, 2013 (the “Effective Date”) by and between Targacept, Inc., a Delaware corporation (“Employer” or the “Company”), and Steven M. Toler, Ph.D., an individual resident of North Carolina (“Employee”).

RECITALS:

WHEREAS, Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continued availability of Employee’s services; and

WHEREAS, Employee is willing to continue to make his services available to Employer on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment. For the Term (as defined in Section 2), Employee shall be employed as Vice President, Clinical Pharmaceutical Sciences of Employer. Employee will be located at Employer’s principal executive offices in Winston-Salem, North Carolina or such other location as may be approved by Employer’s chief executive officer. Employee hereby accepts and agrees to such employment. Employee shall perform such duties and shall have such powers, authority and responsibilities as are customary for one holding the position of Vice President, Clinical Pharmaceutical Sciences of a business similar to Employer and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by Employee’s assigned manager, Employer’s chief executive officer or Employer’s Board of Directors (the “Board”).

2. Term of Employment. Employee’s employment with Employer shall continue until terminated as provided in Section 6 or Section 7 (the period from the Effective Date to the effective date of such termination, the “Term”). Any termination of Employee’s employment with Employer or this Agreement shall not affect the parties’ continuing obligations under Section 5, which shall survive any such termination.

3. Compensation.

(a) For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, during the Term, an annual base salary of not less than $257,500 ($21,458.33 per month), payable in arrears in accordance with the customary payroll practices of Employer. During the Term, Employee’s annual base salary shall be reviewed and subject to increase in accordance with Employer’s standard policies and procedures.

(b) Employee shall be eligible to earn an annual bonus during the Term of up to 30% of Employee’s annual base salary or such higher amount as may be determined by the Board (or a compensation committee thereof) from time to time (Employee’s “Target Annual Bonus”). Eligibility for the Target Annual Bonus shall be based upon the achievement of performance objectives established by, or in a manner approved by, the Board (or a compensation committee thereof) in consultation with Employer’s chief executive officer and shall be payable within thirty (30) days after the end of each fiscal year.

(c) All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law, if any.

(d) Employee shall also be entitled during the Term to holidays, sick leave and other time off and to participate in those life, health or other insurance plans and other employee retirement and welfare benefit programs, plans, practices and benefits generally made available from time to time to similarly situated executives of Employer; provided that nothing herein shall obligate Employer to continue any of such programs, plans, practices or benefits for Employee if discontinued for all other similarly situated executives of Employer. Without limiting the foregoing, Employee shall be entitled to paid vacation during each fiscal year of the Term of not less than twenty (20) days.

4. Reimbursement of Expenses. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing the duties of his employment under this Agreement and also, to the extent consistent with Employer’s policy, for any dues and costs of membership for appropriate professional organizations and continuing professional education, in each case subject to such reasonable documentation and substantiation as Employer shall require.

5. Covenants of Employee.

(a) Covenant Not to Compete. Employee covenants that during the Noncompetition Period (as defined in Section 5(g)) and within the Noncompetition Area (as defined in Section 5(h)), he shall not, directly or indirectly, as principal, agent, officer, director, shareholder, member, employee, consultant or trustee, or through the agency of any person, firm, corporation, partnership, limited liability company, association or other entity (collectively, “Entity”), engage in the Business (as defined in Section 5(i)). Without limiting the generality of the foregoing, Employee agrees that during the Noncompetition Period and within the Noncompetition Area, he shall not be (i) the owner of the outstanding capital stock or other equity interests of any Entity (other than Employer or its affiliates) that, directly or indirectly, engages in the Business; or (ii) an officer, director, partner, manager, member, consultant or employee of any Entity that, directly or indirectly, engages in the Business; provided that this Section 5(a) shall not prevent Employee from (A) being an executive or otherwise working in the same or similar capacity for any area or division of any Entity to the extent that such area or division does not, directly or indirectly, engage in the Business or (B) beneficially owning less than 1% of the stock of a corporation traded on a national securities exchange (including, without limitation, the NASDAQ Stock Market).

(b) Nondisclosure Covenant. The parties acknowledge that Employer and its affiliates are enterprises the success of which is attributable largely to the ownership, use and development of certain valuable confidential and proprietary information (“Proprietary Information”) and that Employee’s employment with Employer will involve access to and work with Proprietary Information. Employee acknowledges that his relationship with Employer is a confidential relationship and agrees that he shall: (i) keep and maintain all Proprietary Information in strictest confidence; (ii) not, either directly or indirectly, use any Proprietary Information for his own benefit; and (iii) not, either directly or indirectly, divulge, disclose or communicate any Proprietary Information in any manner whatsoever to any person or Entity, other than to employees or agents of Employer having a need to know such Proprietary Information to perform their responsibilities on behalf of Employer or to other persons or Entities in the normal course of Employer’s business. This nondisclosure obligation shall apply to all Proprietary Information, whether or not Employee participated in the development thereof. Upon termination of his employment with Employer for any reason, Employee will return to Employer all Proprietary Information in any medium and all other documents, data, materials or property of Employer (including any copies thereof) in his possession. For purposes of this Agreement, the term “Proprietary Information” shall include any and all information related to the business of Employer, any of its affiliates or any third party whose information Employee had access to by virtue of his employment with Employer, or to any of their respective products, services, sales or operations, that is not generally known to the public, specifically including, but without limitation: trade secrets; processes; formulae; compounds and properties thereof; data; files; research results; computer programs or related source codes or object codes; improvements; inventions; techniques; business, operating, marketing, partnering or merger and acquisition plans; strategies; forecasts; copyrightable material; suppliers; vendors; methods and manner of operations; information relating to the identity, needs and location of all past, present and prospective customers; and information with respect to the internal affairs of Employer and its affiliates. Such Proprietary Information may or may not contain legends or other written notice that it is of a confidential or proprietary nature. The parties stipulate that, as between them, the above-described matters are important and confidential and gravely affect the successful conduct of the business of Employer and its affiliates and that any breach of the terms of this Section 5(b) shall be a material breach of this Agreement.

(c) Nonsolicitation Covenant. Employee covenants that during the Noncompetition Period he shall not, directly or indirectly, on behalf of himself or any Entity, solicit, induce or encourage any person to leave the employ of Employer.

(d) Inventions. All inventions, designs, formulae, processes, discoveries, drawings, improvements and developments made by Employee, either solely or in collaboration with others, during his employment with Employer, whether or not during working hours, and relating to any methods, apparatus, products, compounds, services or deliverables that are made, furnished, sold, leased, used or developed by Employer or its affiliates or that pertain to the business of Employer (the “Developments”) shall become and remain the sole property of Employer. Employee shall disclose promptly in writing to Employer all such Developments. Employee acknowledges and agrees that all Developments shall be deemed “works made for hire” within the meaning of the United States Copyright Act, as amended. If, for any reason, such Developments are not deemed works made for hire, Employee hereby assigns to Employer all of his right, title and interest (including, but not limited to, copyright and all rights of inventorship) in and to such Developments. At the request and expense of Employer, whether during or after employment with Employer, Employee shall make, execute and deliver all application papers, assignments or instruments, and perform or cause to be performed such other lawful acts as Employer may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents (including reissues, continuations and extensions thereof) and copyrights related to such Developments or in vesting in Employer full legal title to such Developments. Employee shall assist and cooperate with Employer or its representatives in any controversy or legal proceeding relating to such Developments or any patents, copyrights or trade secrets with respect thereto. If for any reason Employee refuses or is unable to assist Employer in obtaining or enforcing its rights with respect to such Developments, he hereby irrevocably designates and appoints Employer and its duly authorized agents as his agents and attorneys-in-fact to execute and file any documents and to do all other lawful acts necessary to protect Employer’s rights in the Developments. Employee expressly acknowledges that the special foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive (i) his death or incompetency, (ii) the termination of his employment with Employer and (iii) the termination of this Agreement.

(e) Independent Covenants. Each of the covenants on the part of Employee contained in Sections 5(a), (b), (c) and (d) shall be construed as an agreement independent of each other such covenant. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any such covenant.

(f) Reasonableness; Injunction. Employee acknowledges that his covenants contained in this Section 5 are reasonably necessary for the protection of Employer, its affiliates and their respective businesses and that such covenants are reasonably limited with respect to the activities prohibited, the duration thereof, the geographic area thereof, the scope thereof and the effect thereof on Employee and the general public. Employee further acknowledges that violation of the covenants would immeasurably and irreparably damage Employer and its affiliates and, by reason thereof, Employee agrees that for violation or threatened violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available to it at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation or threatened violation of this Agreement. Employee consents to the issuance of such injunction. Furthermore, Employer shall, in addition to any other rights or remedies available to it, at law or otherwise, be entitled to reimbursement of court costs, attorneys’ fees and other expenses incurred as a result of a breach of this Agreement. Employee agrees to reimburse Employer for such expenses promptly following a final determination that he has breached this Agreement.

(g) Noncompetition Period. “Noncompetition Period” shall mean the period commencing on the Effective Date and continuing until (i) nine (9) months following termination of Employee’s employment with Employer, unless clause (ii) applies, or (ii) if applicable, the last day of the Severance Period pursuant to Section 7(d)(A).

(h) Noncompetition Area. The “Noncompetition Area” shall consist of the entire world, North America, the United States and Europe.

(i) Business. For the purposes of this Agreement, the “Business” shall mean the business of developing, manufacturing, marketing or selling any therapeutic product: (i) that contains or is comprised of, in whole or in part, a chemical compound that modulates or otherwise affects any nicotinic acetylcholine receptor in humans; or (ii) that is substantially similar to, or competitive with, any product candidate in development, or any product manufactured, marketed or sold, by Employer during Employee’s employment with Employer; provided, however, that during the portion of the Noncompetition Period after termination of Employee’s employment, no product or product candidate will be considered competitive with the Company’s products or product candidates unless it is substantially similar to, or competitive with, a product candidate in development, or a product manufactured, marketed or sold, by Employer during the five (5)-year period ending on the date of termination of Employee’s employment.

6. Disability. Upon the “disability” of Employee, this Agreement and the employment relationship hereunder may be terminated by action of the Board upon thirty (30) days prior written notice (the “Disability Notice”), such termination to become effective only if such disability continues. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then the Disability Notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his employment with Employer and this Agreement shall terminate at the effective time of the Disability Notice. Such termination shall not prejudice any benefits payable to Employee that are fully vested as of the date of such termination. Prior to the effective time of the Disability Notice, Employee shall continue to earn all compensation to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a). A “disability” of Employee shall be deemed to exist at all times that Employee is considered by the insurer which has issued any policy of disability insurance owned by Employer or for which premiums are paid by Employer (the “Employer Policy”) to be totally disabled under the terms of such policy. In the event there is no Employer Policy, “disability” shall mean the inability, by reason of physical or mental incapacity, impairment or infirmity, of Employee to perform, upon request, his regular duties for six (6) consecutive months and the determination of the existence or nonexistence of disability shall be made by a medical doctor who is licensed to practice medicine in the State of North Carolina mutually acceptable to the Board and to Employee (or, if Employee is incapacitated, his spouse).

7. Termination.

(a) If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Term; provided that such termination shall not prejudice any benefits payable to Employee or Employee’s beneficiaries that are fully vested as of the date of death.

(b) Employer may terminate this Agreement and the employment relationship hereunder at any time, with or without Just Cause, effective at such time as may be determined by Employer’s chief executive officer or the Board; provided that any termination with Just Cause shall require written notice to Employee. “Just Cause” shall mean: (i) Employee’s willful and material breach of this Agreement and his continued failure to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following written notice of such breach to Employee from the Board; (ii) Employee’s conviction of, or entry of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude; (iii) Employee’s willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition or assets of Employer; (iv) Employee’s intentional damage or destruction of substantial property of Employer; (v) Employee’s violation of Employer’s policies prohibiting employment discrimination or workplace harassment; or (vi) Employee’s commission of any act (or omission) contrary to the ethical or professional standards generally expected of Employer or Employee’s profession. Just Cause shall be determined by the Board in its reasonable discretion and the particulars of any determination shall be provided to Employee in writing. At any time within ninety (90) days of receipt by Employee in writing of such determination, Employee may object to such determination in writing and submit the determination to arbitration in accordance with Section 9(j). If such determination is overturned in arbitration, Employee will be treated as having been terminated without Just Cause and shall be entitled to the benefits of Section 7(d).

(c) Employee may voluntarily terminate his employment with Employer on thirty (30) days prior written notice to Employer.

(d) Upon any termination pursuant to this Section 7, Employee shall be entitled to receive a lump sum equal to (i) any base salary earned and due but not yet paid through the effective date of termination plus (ii) any bonus or other compensation earned and due pursuant to the express terms of any Company plan or program but not yet paid through the effective date of termination, such lump sum to be payable within thirty (30) days after such effective date of termination.

In addition, if this Agreement and Employee’s employment hereunder is terminated by Employer (or its successor) other than for Just Cause (and, for clarity, other than as a result of Employee’s death), or by Employee within one (1) year following the first occurrence of Good Reason, Employee shall be entitled to the following:

(A) severance, payable monthly, in an amount and for a period as follows: (1) if such termination occurs concurrent with or within twelve (12) months following, or in connection with but prior to, a Change in Control, the sum of Employee’s then current monthly base salary plus one-twelfth (1/12th) of Employee’s Target Annual Bonus, for twelve (12) months following such termination; or (2) if otherwise, Employee’s then current monthly base salary for nine (9) months following such termination (the time period in clause (1) or clause (2), whichever is applicable, the “Severance Period”); provided that, in the event the aggregate amount payable in the Severance Period based on the foregoing would exceed the greater of:

(x) two times the lesser of:

(aa) the sum of Employee’s annualized compensation based upon his annual base salary for his taxable year preceding his taxable year in which his employment hereunder terminates (adjusted for any increase during that year that was expected to continue indefinitely if Employee’s employment had not terminated); or

(bb) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year in which Employee’s employment hereunder is terminated; or

(y) the maximum amount that would be exempt under Section 409A of the Code;

then, Employer (or its successor) shall pay the amount of such excess to Employee in a lump sum on the date that is two and one-half months following the end of Employer’s (or its successor’s) taxable year during which the termination of Employee’s employment occurs.

(B) if such termination occurs concurrent with or within twelve (12) months following, or in connection with but prior to, a Change in Control, full acceleration of vesting for unvested options to purchase capital stock, and restricted stock or other equity-based awards (if any), of Employer (or its successor) held by Employee and outstanding as of the effective date of termination; and otherwise six (6) months acceleration of vesting for unvested options to purchase capital stock, and restricted stock or other equity-based awards (if any), of Employer (or its successor) held by Employee and outstanding as of the effective date of termination. The terms of this clause (B) shall be deemed incorporated into each option or similar agreement evidencing an award made to Employee before or after the Effective Date.

(C) continuation of (1) the life insurance benefits coverage and (2) the health care (including medical and dental) benefits coverage, in each case provided to Employee (and, if applicable, his spouse and dependents) at his date of termination at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Employee reaches age 65 or similar events), for the Severance Period; provided that (x) Employer shall have no obligation under the foregoing clause (2) unless Employee shall have made a timely election of continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly referred to as “COBRA”) and (y) the same percentage of the total cost for such life insurance or health care coverage as Employee was paying at the time of termination shall continue during the Severance Period to be paid by Employee. If the terms of any of Employer’s group health, dental or term life insurance plans referred to in this section do not permit continued participation by Employee or if permitting such continued participation would result in the imposition of an excise tax against Employer under Section 4980D (or any successor section) of the Code, then Employer will arrange for other coverage providing substantially similar benefits at the same contribution level of Employee.

(D) outplacement counseling services selected by Employee, up to a maximum of $10,000 and provided that (1) such expense is incurred by Employee on or before the second anniversary of December 31 of the year during which the termination of Employee’s employment occurs and (2) such amount is paid by Employer on or before the third anniversary of December 31 of the year during which the termination of Employee’s employment occurs.

(e) If Employer (or its successor) terminates Employee’s employment for Just Cause, Employee shall forfeit any unexercised vested or unvested stock options (and other equity-based awards, to the extent unvested, if any) at the date of termination. If Employee terminates his employment or if Employer (or its successor) terminates Employee’s employment without Just Cause, Employee shall have, with respect to each vested stock option, until the earlier of (i) three (3) months from the date of termination or (ii) the last day of the applicable option period/term to exercise such vested stock option.

(f) For purposes of this Agreement:

“Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(i) the date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding Common Stock of Employer;

(ii) the date of the consummation of: (A) a merger, consolidation, reorganization or similar business transaction of Employer with or into another corporation or other business entity (each, a “corporation”), in which Employer is not the continuing or surviving entity or pursuant to which any shares of Common Stock of Employer would be converted into cash, securities or other property of another entity, other than a transaction of Employer in which holders of Common Stock immediately prior to the transaction continue to own at least 50% of the outstanding Common Stock, or if Employer is not the surviving entity, the common stock (or other voting securities) of the surviving entity immediately after the transaction as immediately before; or (B) the sale or other disposition of all or substantially all of the assets of Employer; or

(iii) the date on which the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of this Agreement, or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Employer, a subsidiary of Employer or any employee benefit plan(s) sponsored or maintained by Employer or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

The Board shall have full and final authority, in its discretion, to determine whether a Change in Control of Employer has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

“Good Reason” shall mean the occurrence of any of the following events without Employee’s express written consent:

(i) the material breach by Employer (or its successor) of any material provision of this Agreement;

(ii) any purported termination of the employment of Employee by Employer (or its successor) that is not effected in accordance with this Agreement;

(iii) any failure of Employer (or its successor) to pay Employee any amounts of salary or bonus compensation that have become due and payable to Employee within thirty (30) days after Employee has given Employer (or its successor) notice of demand therefor;

(iv) a reduction in Employee’s annual base salary unless the reduction is part of, and at the same percentage as, an across-the-board salary reduction for all similarly-situated executives;

(v) any material diminution in Employee’s duties, responsibilities, authority, reporting structure, status or title, unless approved in writing by Employee; or

(vi) being required by Employer to relocate to a location more than fifty (50) miles from Employer’s corporate offices as of the Effective Date (Winston-Salem, North Carolina);

provided that Good Reason pursuant to any of clauses (i), (ii), (iii), (iv), (v) or (vi) above shall be conditional on (A) Employee having provided written notice to Employer (or its successor) of the initial existence of any or all of the foregoing events within ninety (90) days of the initial existence of such event and (B) such event continuing to exist thirty (30) days after the date of such written notice from Employee.

(g) Except as otherwise provided in this Section 7, upon termination of this Agreement for any reason, Employee shall not be entitled to any form of severance benefits, including benefits otherwise payable under any of Employer’s regular severance plans or policies, or any other payment whatsoever. Employee agrees that (i) the payment of any severance or other benefits pursuant to this Section 7 shall be contingent on the delivery by Employee to Employer of a release and waiver of legal claims related to the employment relationship between Employee and Employer in a form reasonably acceptable to Employer and (ii) the payments and benefits provided hereunder, subject to the terms and conditions hereof, shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under any employee benefit plan of Employer. Notwithstanding anything to the contrary in this Section 7, any release referenced in this Section 7(g) must be executed and provided to Employer, and the period for revoking same must have expired, before the forty-fifth (45th) day following the effective date of termination of employment (or shall otherwise be structured in a manner so that all payments under this Section 7 are exempt from or made in compliance with Section 409A of the Code). Specifically but without limitation, if any payments made under this Section 7 are not exempt from Section 409A of the Code and if the forty-five (45) day period described in the preceding sentence begins in one tax year and extends into a second tax year, such payments shall commence during the second tax year.

(h) To the extent applicable, Employer and Employee intend that this Agreement comply with Section 409A of the Code. The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel to achieve compliance with Section 409A. In the event amendments are required to be made to this Agreement to comply with Section 409A, Employer shall use its best efforts to provide Employee with substantially the same payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated in violation of Code Section 409A.

(i) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by Employer (or its successor) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Employee under this Agreement to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Employee with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Employee under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. Unless Employer (or its successor) and Employee agree otherwise, the reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (i) first, any such Payments that became fully vested prior to the Change in Control and that pursuant to paragraph (b) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as contingent compensation payments solely by reason of the acceleration of their originally scheduled dates of payment will be reduced, by cancellation of the acceleration of their vesting; (ii) second, any severance payments or benefits, performance-based cash or equity incentive awards, or other contingent compensation payments the full amounts of which are treated as contingent on the Change in Control where paragraphs (b) and (c) of Treas. Reg. § 1.280G-1, Q/A 24 do not apply, will be reduced; and (iii) third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on Employee’s continued service with Employer (or its successor), and that pursuant to paragraph (c) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as contingent on the Change in Control because they become vested as a result of the Change in Control, will be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G of the Code) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the contingent compensation payments will be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and will be so reduced only to the extent necessary to achieve the required reduction. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to Employee, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(A) All determinations required to be made under this Section 7(i) shall be made by the public accounting firm that is retained by Employer (or its successor) as of the date immediately prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer (or its successor) and Employee within fifteen (15) business days of the receipt of notice from Employer (or its successor) or Employee that there has been a Payment, or such earlier time as is requested by Employer (or its successor). Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by Employer (or its successor). If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Employee without a reduction in payments, the Accounting Firm shall provide a written opinion to Employee to such effect, that Employee is not required to report any Excise Tax on Employee’s federal income tax return, and that the failure to report the Excise Tax, if any, on Employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon Employer (or its successor) and Employee (except as provided in Section 7(i)(B) below).

(B) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Employee by Employer (or its successor), which are in excess of the limitations provided in this Section 7(i) (referred to hereinafter as an “Excess Payment”), Employee shall repay the Excess Payment to Employer (or its successor) on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by Employer (or its successor) should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 7(i). In the event that it is determined (i) by the Accounting Firm, Employer (or its successor) (which shall include the position taken by Employer (or its successor), or together with their consolidated group, on their federal income tax returns) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, Employer (or its successor) shall pay an amount equal to such Underpayment to Employee within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee until the date of payment. Employee shall cooperate, to the extent Employee’s expenses are reimbursed by Employer (or its successor), with any reasonable requests by Employer (or its successor) in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 7(i) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, Employer (or its successor) shall promptly pay to Employee any amounts payable under this Agreement that were not previously paid solely as a result of Section 7(i), subject to the Safe Harbor Cap.

(j) To the extent required by law or by any policy, plan or agreement (as each may be in effect from time to time) of Employer, Employer may require Employee to repay to Employer any bonus or other incentive-based or equity-based compensation paid to Employee and to comply with any equity retention policy, stock ownership guidelines or similar guidelines or policies as may be established by Employer, and Employee hereby expressly agrees to comply with any such requirements.

8. Best Efforts of Employee. Employee agrees that he will at all times during the Term faithfully, industriously and to the best of his ability, experience and talents perform all the duties that may be required of him pursuant to the express and implicit terms hereof to the reasonable satisfaction of Employer, commensurate with his position. Such duties shall be rendered at such place as Employer designates and Employee acknowledges that he may be required to travel as shall reasonably be required to promote the business of Employer. To the extent reasonably required by the duties assigned to him, Employee shall during the Term devote substantially all his professional time, attention, knowledge and skills to the business and interest of Employer, and Employer shall be entitled to all the benefits, profits and other issue arising from or incident to all work, service and advice of Employee. During the Term, Employee shall not be interested, directly or indirectly, in any manner as partner, manager, officer, director, shareholder, member, adviser, consultant, employee or in any other capacity in any other business; provided, that nothing herein contained shall be deemed to prevent or limit the right of Employee to beneficially own less than 1% of the stock of a corporation traded on a national securities exchange (including, without limitation, the NASDAQ Stock Market) as long as such passive investment does not interfere with or conflict with the performance of services to be rendered hereunder.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflicts of law principles thereof.

(b) This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof and supersedes in their entirety any and all prior oral or written agreements, understandings or arrangements between Employee and Employer or any of its affiliates relating to the terms of Employee’s employment by Employer; provided that (i) notwithstanding the foregoing, the Proprietary Information, Inventions and Non-Competition Agreement dated September 4, 2007 between Employee and Employer (the “PIIN Agreement”), the Retention Award Agreement dated October 14, 2012 between Employee and Employer and all written agreements evidencing stock options granted prior to the Effective Date by Employer to Employee shall continue in full force and effect in accordance with their respective terms and (ii) to the extent of any conflict between the PIIN Agreement and this Agreement, this Agreement shall control from and after the Effective Date. Except as provided in the preceding proviso, any and all such agreements, understandings and arrangements are hereby terminated and of no force or effect and Employee hereby expressly disclaims any rights under any and all such agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties or, for clarity in the case of termination, as provided in Section 6 or Section 7.

(c) This Agreement may be executed in two counterparts, each of which shall be deemed and original and both of which, taken together, shall constitute one and the same instrument.

(d) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:

Targacept, Inc.

100 North Main Street, Suite 1510

Winston-Salem, North Carolina 27101

Attn: Chief Executive Officer

Attn: General Counsel

To Employee:

Steven M. Toler

4256 Saddlewood Forest Drive

Winston-Salem, North Carolina 27106

Notices given in person or by overnight courier service shall be deemed given when delivered in person or the day after delivery to the courier addressed to the address required by this Section 9(d), and notices given by mail shall be deemed given three (3) days after deposit in the mails. Either party may designate by written notice to the other party in accordance herewith any other address to which notices addressed to such designating party shall be sent.

(e) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f) This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on any heirs, representatives, successors or assigns of either party.

(g) For purposes of this Agreement, employment of Employee by any affiliate of Employer shall be deemed to be employment by Employer hereunder, and a transfer of employment of Employee from one such affiliate to another shall not be deemed to be a termination of employment of Employee by Employer or a cessation of the Term, it being the intention of the parties hereto that employment of Employee by any affiliate of Employer shall be treated as employment by Employer and that the provisions of this Agreement shall continue to be fully applicable following any such transfer.

(h) The respective rights and obligations of the parties hereunder (including, without limitation, under Section 7(d)) shall survive any termination of this Agreement or Employee’s employment with Employer to the extent necessary to preserve such rights and obligations for their stated durations.

(i) In the event that it shall become necessary for either party to retain the services of an attorney to enforce any terms under this Agreement, the prevailing party, in addition to all other rights and remedies hereunder or as provided by law, shall be entitled to reasonable attorneys’ fees and costs of suit.

(j) Except as otherwise provided in this Section 9(j), any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitration panel, which shall consist of three members, may be entered in any court having jurisdiction. Any arbitration shall be held in Winston-Salem, North Carolina, unless otherwise agreed in writing by the parties. One arbitrator shall be selected by Employee, one arbitrator shall be selected by Employer, and the third arbitrator shall be selected by the two arbitrators selected by Employee and Employer. Notwithstanding the foregoing, any claim or dispute with respect to or arising out of any of the covenants in Section 5 or the covenant in Section 8 related to Employee’s interest in other businesses, or any statutory or common law claim of patent infringement, misappropriation of trade secrets, unfair competition, unfair or deceptive trade practices, interference with contract, or interference with actual or prospective economic or business relations, shall be excluded from this Section 9(j).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below, effective as of the Effective Date.

Targacept, Inc.

By:	/s/ Stephen A. Hill	/s/ Steven M. Toler
Name:	S.A. Hill	Steven M. Toler, Ph.D.
Title:	CEO

Date: 6/28/13		Date: 21-Jun-2013

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